Exhibit 10.27

2020 Omnibus Long-Term Incentive Plan
Performance-Based Restricted Stock Unit Agreement
Global Industrial Company (the “Company”) has granted to the Recipient listed in the Notice of Grant of Performance-Based Restricted Stock Units annexed hereto (the “Notice,” and together with this agreement, the “Agreement”) a target number (the “Target PRSUs” or the “Target Performance Units”) of Performance-Based Restricted Stock Units (“PRSUs” or “Performance Units”) listed in the Notice, subject to the terms and conditions set forth in this Agreement:
The Company and the Recipient hereby agree as follows:
1.Grant Pursuant to Plan. This Agreement (including the Notice) and the grant of Performance Units are pursuant to, and subject to the terms of, the Company’s 2020 Omnibus Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and the Plan. Unless otherwise provided herein, terms used in this Agreement that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan. In the event of any conflict or inconsistency between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control. The parties hereto acknowledge that the terms of this Agreement have been approved and ratified by a committee of the Board consisting entirely of three non-employee directors.
2.Performance Units. Each vested Performance Unit represents the right to receive one share of Common Stock of the Company (the “Shares”), subject to the terms and conditions of the Plan and this Agreement.
3.Vesting of Performance Units; Forfeiture of Performance Units.
(a)Except as otherwise provided in this Agreement, or in the Plan (but not as to matters expressly addressed herein in which case this Agreement shall control), subject to the terms and conditions of this Agreement, the Performance Units shall vest based on the level of achievement of Cumulative Adjusted Operating Income (as defined in Section 14) (the “Performance Metric”) at the end of the Measurement Period set forth in the Notice (the Performance Units that vest, the “Vested Units”).
The number of Performance Units that may vest range from 0% up to 150% of the number of Target Performance Units set forth in the Notice, depending on whether the Performance Metric satisfies the Threshold, Target or Maximum Performance Metric set forth in the Notice or is below Threshold or between such targets. Any Performance Units that do not vest at the end of the Measurement Period will be forfeited without consideration, shall be null and void and the Recipient will retain no rights with respect to the forfeited Performance Units. The Company’s Compensation Committee shall certify the level of achievement of the Performance Metric and related determination of vesting on or about February 15th of the year following the last day of the Measurement Period. The determinations of the Committee are final and binding. The Recipient acknowledges and agrees that it is possible that none of the PRSUs will vest and that the number of Performance Units that can become vested in the Measurement Period can never exceed more than 150% of the number of Target Performance Units set forth in the Notice.
(b)     Except as provided in Section 3(c) below, upon the termination of the Recipient’s employment with the Company and/or any of its subsidiaries for any reason prior to the end of the Measurement Period, all of the Performance Units shall be forfeited and be null and void immediately upon such termination.
(c)     Notwithstanding any other term or provision of this Agreement,
i.in the event that the Recipient’s employment with the Company and/or any of its subsidiaries (or their successors) is terminated by the Company and/or its any of its subsidiaries (or their successors) without Cause (as defined in Section 14) or by the Recipient for Good Reason (as defined in Section 14) in either case within six (6) months following a Change in Control (as defined in Section 14), then as of the date of termination the Recipient shall become immediately vested in the number of Target Performance Units set forth on the Notice (which shall thereupon become Vested Units); and
ii.if the Recipient’s employment with the Company and/or any of its subsidiaries (or their successors) is terminated due to the Recipient becoming Totally Disabled (as defined in Section 14) or on account of the Recipient’s death, then as of the date of termination the Recipient or the Recipient’s estate or designated beneficiary(ies), whichever is applicable, shall become immediately vested in the number of Target Performance Units set forth on the Notice (which shall thereupon become Vested Units)
(a)All Performance Units that do not become Vested Units shall be forfeited without consideration and shall be null and void.
4.Delivery of Shares Represented by the Performance Units
(a)For purposes of this Agreement, a “Distribution Event” shall occur on the earliest of (i) the last date of the Measurement Period or (ii) under the circumstances described in Section 3(c) above, the date of the Recipient’s termination of employment. The Company shall, within 45 days after the Distribution Event but no later than the March 15th of the year following the year in which the Distribution Event occurs, deliver to the Recipient certificates with respect to the Shares represented by the Vested Units or record the Recipient’s ownership of such Shares in uncertificated form.
(b)All of the stock certificates evidencing any shares of Common Stock that are represented by the Vested Units pursuant to this Agreement shall bear appropriate legends restricting the sale or other transfer of the shares of Common Stock in accordance with applicable state and federal securities laws, this Agreement and the Plan.
5.Rights with Respect to Shares of Common Stock Represented by Performance Units.
(a)Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to any Shares that are represented by the Performance Units subject to this Agreement unless and until certificates representing such Shares have been issued or the Recipient’s ownership has been evidenced in uncertificated form.
(b)Notwithstanding Section 5(a) hereof, during the term of this Agreement, the Recipient shall have the right to receive distributions (the “Dividend Equivalent Payments”) from the Company equal to any dividends or other distributions (cash or securities) that would have been distributed to the Recipient if each of the Performance Units that becomes a Vested Unit instead were an issued and outstanding share of Common Stock owned by the Recipient during the Measurement Period. The Dividend Equivalent Payments, reduced by any applicable withholding taxes, shall be paid in at such time as the Shares represented by Vested Units are issued and shall be paid in the same form as the related dividend is paid to the holders of Shares. No Dividend Equivalent Payments shall be paid in respect of any unvested Units or any Performance Units that are forfeited.
(c)On and after the date that certificates representing Shares have been issued or the Recipient’s ownership has been evidenced in uncertificated form, the Recipient shall have, with respect to such Shares, all of the rights of an equity interest holder of the Company, including the right to vote the shares of the Common Stock and the right to receive all dividends, if any, as may be declared on the shares of the Common Stock from time to time until such time.
(d)In the event that the number of Shares, as a result of a combination of the Common Stock or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Company or of another entity, the number of Performance Units subject to this Agreement shall be appropriately adjusted to reflect that change. If any adjustment shall result in a fractional share, the fraction shall be disregarded.

6.Tax Withholding. Before the issuance of Shares represented by the Vested Units, as a condition to the Company’s obligations with respect to the Performance Units (including, without limitation, any obligation to deliver any Shares), the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to its delivery of the Shares or make any Dividend Equivalent Payments hereunder). If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares or any Dividend Equivalent Payments.
7.Registration of Shares of Common Stock. If and to the extent it has not already done so, the Company shall register with the Securities and Exchange Commission (“SEC”), on a Form S-8 or such other required form, the shares of Common Stock that are represented by the Performance Units under this Agreement.
8.Amendment, Modification and Assignment. The Company, with the approval of the Board or the Committee, may modify or amend this Agreement, including waiving any provisions, by written notice to the Recipient; provided, however, that no provision of this Agreement may be modified, waived or discharged in a manner that would impair the rights of the Recipient unless that waiver, modification or discharge is agreed to in writing signed by the Recipient and the Company. No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to by the Committee, this Agreement shall not be assigned by the Recipient in whole or in part. The rights and obligations created under this Agreement shall be binding on the Recipient and the Recipient’ s heirs and legal representatives and on the successors and assigns of the Company.
9.Transferability. Until Shares have been delivered to the Recipient as provided hereunder, the Performance Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, until Shares have been delivered to the Recipient as provided hereunder the Performance Units shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Performance Units shall not be subject to execution, attachment or similar process.
10.Beneficiary Designation. The Recipient shall have the right to designate, on a beneficiary designation form satisfactory to the Committee which shall be filed with the Company, a beneficiary or beneficiaries to receive any unpaid shares of Common Stock and/or Dividend Equivalent Payments under this Agreement in the event of the death of the Recipient. In the event that the Recipient shall not file a beneficiary designation form with the Company, or if none of the designated beneficiaries survive the Recipient, then any unpaid shares of Common Stock and/or Dividend Equivalent Payments under this Agreement shall be paid to the estate of the Recipient.
11.Miscellaneous.
(a)No Right to Continued Employment or Service. The grant of this Performance Unit award shall not confer, or be construed to confer, upon the Recipient any right to continued be employed by or perform services for the Company or its subsidiaries or Affiliates.
(b)No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or the Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.
(c)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the award of Performance Units under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the award of Performance Units, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).
(d)No Trust or Fund Created. Neither this Agreement nor the grant of the award of Performance Units shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. The Performance Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock and Dividend Equivalent Payments to the Recipient in the future. To the extent that the Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.
(e)Governing Law. The grant of the Restricted Stock Units and this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws.
(f)Interpretation. The Recipient accepts this award of Performance Units subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan.
(g)Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.
12.Complete Agreement. This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.
13.Compliance with Section 409A.
(a)General. This Agreement is intended, and shall be construed and interpreted to be exempt from, and if not so exempt, to comply with Section 409A of the of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to be exempt from or to comply with Section 409A. Any reference to the Recipient’s “termination” or “termination of employment” or “no longer an employee” or words of similar import shall mean the Recipient’s “separation from service” as defined in Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to the Recipient and the Company shall have no liability to the Recipient with respect to any penalties that might be imposed on the Recipient by Section 409A for any failure of this Agreement or otherwise. For all purposes under Section 409A, the Recipient’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. To the extent the that Section 409A would cause an adverse tax consequence to the Recipient, a Change in Control shall not be deemed to occur for purposes of this Agreement unless the Change in Control meets the definition ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance.
(b)Specified Employee. In the event that the Recipient is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then, notwithstanding anything herein to the contrary, no such payment or benefit shall be made before the date that is six months after the Recipient’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Recipient’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.
14.Definitions. For the purposes of this Agreement the following terms shall be defined as provided by this Section:
(a)    “Adjusted Operating Income” shall mean the amounts determined in a manner consistent with the methods used in the Company’s regular reports on Form 10K and Form 10Q, provided however, such determination shall be subject to Schedule A.
(b)    “Cause” shall mean (unless otherwise defined in any employment agreement between the Company and the Recipient): (i) the Recipient’s indictment, conviction of or plea of nolo contendere to a felony or any other crime involving deceit, dishonesty, fraud or moral turpitude; (ii) the Recipient’s engaging in conduct which brings, or if publicly known would bring, the Company into public disrepute or disgrace and which the Board of Directors of the Company believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) the Recipient’s engaging in an act of gross negligence or willful misconduct in the performance of the Recipient’s employment obligations and duties, and/or the Recipient’s violation of the Company’s corporate ethics policies, in any such case that has had or will have a material adverse effect on the Company’s reputation or business; (iv) the Recipient’s making any false, disparaging or malicious statement, oral or written, about the Company and/or its subsidiaries (collectively the “Global Industrial Companies”) or any director, officer or employee of the Global Industrial Companies which is injurious to the business or operations of any of the Global Industrial Companies, or which may in any material respect interfere with the goodwill of any of the Global Industrial Companies or its relations with customers or suppliers; (v) the Recipient’s committing an act of embezzlement of or fraud against, or theft or misappropriation of property belonging to, the Company, or engaging in any intentional “kickback” scheme involving the Company’s vendors; or (vi) following thirty (30) days’ notice and opportunity to cure (to the extent curable) during such thirty (30) day period, the Recipient repeatedly fails to perform the material duties of the Recipient’s position as reasonably directed by the Company in writing (provided that mere poor job performance shall not be considered such failure).
(c)“Change in Control” shall have the meaning set forth in the Plan; provided, however, to the extent necessary to avoid additional taxes or penalties under Section 409A, an event shall not be a Change in Control unless such event is also a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” within the meaning of Section 409A.
(d)    “Cumulative Adjusted Operating Income” shall mean aggregate Adjusted Operating Income for the Measurement Period.
(d)“Good Reason” shall mean (unless otherwise defined in any employment agreement between the Company and the Recipient): any of the following taken without the Recipient’s written consent and not cured within thirty (30) days after receipt of written notice thereof: (i) a material change, adverse to the Recipient, in position, titles or corporate offices; (ii) an assignment of any significant duties that are materially inconsistent with the positions or offices held by the Recipient; (iii) a decrease in the Recipient’s then current annual base salary, bonus formula or other compensation and benefits (other than in connection with a general decrease in the foregoing applicable to all employees of comparable rank, such as changes to the NEO Plan or to generally applicable sales commission structures); or (iv) relocation to a facility or a location more than fifty (50) miles from the Recipient’s then current location. A termination by the Recipient shall not be deemed for Good Reason unless the Recipient has notified the Company in writing of the intention to terminate for Good Reason within thirty (30) days of the date on which the Recipient learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within thirty (30) days following the receipt of such notice. Any termination by the Recipient for Good Reason has to be made promptly (and in any case within one (1) month) after the end of the thirty (30) day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.

(f)    “Totally Disabled” shall mean (unless otherwise defined in any employment agreement between the Company and the Recipient): if the Recipient is physically or mentally incapacitated so as to render him or her incapable of performing the essential functions of the Recipient’s position with or without reasonable accommodation for a period of three (3) consecutive months or for an aggregate of ninety (90) days within any consecutive six (6) month period. the Recipient’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of being Totally Disabled; provided, however, that in the absence of the Recipient’s receipt of such long-term disability benefits or Social Security benefits, the Board of Directors of the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Recipient is Totally Disabled.
15.Forfeiture and Recapture. The Recipient acknowledges and agrees that any PRSUs and any Shares issued and/or cash paid or to be paid hereunder and/or amounts received with respect to the sale of such Shares shall be subject to potential cancellation, clawback, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy of the Company (whenever adopted), including but not limited to the Company’s Clawback Policy, or as is otherwise required by any applicable law. The Recipient agrees and consents to the Company’s application, implementation and enforcement of (i) any such policy established by the Company that may apply to the Recipient and (ii) any provision of applicable law relating to cancellation, rescission, clawback, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate such policy or applicable law without further consent or action being required by the Recipient. To the extent that the terms of this Agreement and such policy conflict, then the terms of such policy shall prevail.
16.Electronic Signature. The parties agree that this Agreement may be electronically signed. The parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.
GLOBAL INDUSTRIAL COMPANY

By: _____________________________
                     Name:
Title:
Agreed and Accepted:

By: _________________________
[NAME OF EMPLOYEE]

Notice of Grant of Performance Restricted Stock Units
Global Industrial Company

Company Name	Global Industrial Company
Recipient Name	[NAME OF EMPLOYEE]
Grant/Award Type	Performance Restricted Stock Units
Grant Date	[DATE]
Number of Performance Units Granted (“Target Performance Units”)	[NUMBER OF SHARES]
Measurement Period	[MEASUREMENT PERIOD]

VESTING SCHEDULE

Schedule A

To the extent applicable, the measures used in determining Adjusted Operating Income shall be determined in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following:

(A)All items of gain, loss or expense for a fiscal year that are directly or indirectly related to the businesses or parts thereof formerly operated by Global Industrial Company or its subsidiaries known as the European Technology Group, North American Technology Group, or Rebates Holding Group.
(B)All items of gain, loss or expenses including transactions costs incurred during the Measurement Period that are directly or indirectly related to, whether in a stock, asset, merger or other form of corporate transaction involving the (i) disposal of a business or discontinued operation or (ii) the operations of any business acquired by the Company during the Measurement Period and generating operating income of more than 5% of the aggregate Company total.
(C)All items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.
(D)All items of gain or loss resulting from i) separation costs or consultancy costs with any current or former section 16 executive officer, (ii) restructuring, recapitalization, or reorganization actions, (iii) significant litigation exceeding $500,000 in fees or settlements, (iv) losses and / or insurance recoveries associated with damage, destruction, or impairment to any intangible or tangible asset and/or business interruption event, and (v) resolution of significant contingencies exceeding $500,000.

KL3 3509533.4